Exhibit 99.1

CONSTELLATION BRANDS COMPLETES WINE AND SPIRITS TRANSACTIONS WITH E. & J. GALLO TO FOCUS PORTFOLIO ON CONSUMER PREMIUMIZATION TRENDS

VICTOR, N.Y., Jan. 5, 2021 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has closed its transaction with E. & J. Gallo Winery to divest a portion of Constellation’s wine and spirits portfolio principally priced at $11 retail and below, including certain related facilities located in California, New York, and Washington state. The aggregate transaction price was approximately $810 million, consisting of approximately $560 million in cash paid at closing and the opportunity to receive up to $250 million in earnout payments if brand performance targets are met over a two-year period after closing. The transaction price reflects various adjustments of approximately $220 million related primarily to changes in inventory for which Constellation has already received the benefit.

Constellation also closed its separate but related transaction with Gallo to divest the Nobilo wine brand and certain related assets and liabilities for approximately $130 million, subject to certain post-closing adjustments.

“The closing of these deals positions our wine and spirits business for accelerated revenue growth and operating margin performance going forward,” said Bill Newlands, Constellation Brands’ president and chief executive officer. “We continue to see the staying power of consumer-driven premiumization trends, and these moves align with our vision of building a winning portfolio of bold and distinctive higher-end brands. We are grateful for the dedication of our internal teams, and the support and collaboration from Gallo and our business partners to help us close these transactions and ensure as smooth a transition as possible.”

Separately, Constellation has also closed its transaction with Vie-Del Company to divest certain brands used in Constellation’s grape juice concentrate business, together with related inventory, interests in certain contracts, and liabilities. Constellation’s agreement with Sazerac to divest the Paul Masson Grande Amber Brandy brand, related inventory, and interests in certain contracts for approximately $255 million, subject to certain closing and post-closing adjustments, has been authorized by the Federal Trade Commission and is expected to close in January 2021.

Constellation’s remaining wine and spirits portfolio represents a collection of powerhouse brands such as the iconic Robert Mondavi brand family, The Prisoner Wine Company brand family, Kim Crawford - the #1 sauvignon blanc in the U.S. market, Meiomi - the #1 pinot noir in the U.S., and SVEDKA Vodka - the #1 imported vodka in the U.S. The company’s portfolio also includes a collection of highly-rated, higher-end brands such as SIMI, Schrader Cellars, Mount Veeder Winery, High West Whiskey, and Casa Noble Tequila, as well as premium wine innovations such as Unshackled, High West barrel finished cocktails, Meiomi Cabernet Sauvignon, and Kim Crawford Illuminate.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, future revenue growth, future operating margin performance, prospects, plans, and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on any contemplated timetable. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no assurance that Constellation Brands will receive any earnout (contingent consideration) from its recently completed Wine and Spirits Transaction with E. & J. Gallo Winery. The pending Paul Masson Grande Amber Brandy transaction with Sazerac Investments, LLC is subject to closing conditions. There can be no assurance the Paul Masson Grande Amber Brandy transaction will occur or will occur on the terms, conditions or timetable contemplated hereby or that Constellation will receive any specific amount of proceeds from that transaction.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including completion of the Paul Masson Grande Amber Brandy transaction; actual purchase price adjustments and other actual post-closing adjustments; the actual market performance of brands included in the contingent consideration payment opportunity; the accuracy of all projections; and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 29, 2020, which could cause actual future performance to differ from current expectations.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Brand Family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Marisa Pepelea 312-741-2316 / marisa.pepelea@cbrands.com